James Stafford
    James Stafford, Inc.
Chartered Accountants
Suite 350 – 1111 Melville Street
Vancouver, British Columbia
Canada V6E 3V6
Telephone +1 604 669 0711
Facsimile +1 604 669 0754

9 July 2010

Securities and Exchange Commission
100 F Street, NE
Washington, DC  20549

Subject:                 Principle Security International, Inc. (the “Company”)

Dear Sirs:

We have read the statements made by the Company in the attached copy of Form 8-K – Current Report (the “Form 8-K”) dated 9 July 2010, which we understand will be filed pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934.

Our understanding is that the notice will read as follows:

“On July 9, 2010, Principle Security International, Inc. (the “Company”) formally informed James Stafford, Chartered Accountants, of their dismissal as the Company’s independent registered principal accountant.

During the Company’s most recent fiscal year preceding the termination of James Stafford, Chartered Accountants, and through July 9, 2010, there were no disagreements with James Stafford, Chartered Accountants which were not resolved on any matter concerning accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of  James Stafford, Chartered Accountants would have caused James Stafford, Chartered Accountants to make reference to the subject matter of the disagreements in connection with its report. James Stafford, Chartered Accountants as the Company’s principal independent accountant, did not provide an adverse opinion or disclaimer of opinion to the Company’s consolidated financial statements, nor modify its opinion as to uncertainty, audit scope or accounting principles, except that the report of James Stafford, Chartered Accountants for the fiscal year ended May 31, 2009 indicated conditions which raised substantial doubt about the Company’s ability to continue as a going concern.

We provided James Stafford, Chartered Accountants with a copy of this disclosure before its filing with the SEC. We requested that James Stafford, Chartered Accountants provide us with a letter addressed to the SEC stating whether or not it agrees with the above statements.  A copy of the letter provided by James Stafford, Chartered Accountants is filed as Exhibit 16.1 to this Form 8-K.

On July 9, 2010 the board of directors of the Company approved and authorized the engagement of Sadler, Gibb & Associates, LLC of Salt Lake City, Utah as the principal independent accountant for the Company.

During the two most recent fiscal years and through July 9, 2010, the Company had not consulted with Sadler, Gibb & Associates, LLC regarding any of the following:

(i)	The application of accounting principles to a specific transaction, either completed or proposed;

(ii)
The type of audit opinion that might be rendered on the Company’s consolidated financial statements, and none of the following was provided to the Company:  (a) a written report, or (b) oral advice that Hanlin Moss Group, P.S. concluded was an important factor considered by the Company in reaching a decision as to accounting, auditing or financial reporting issue; or

(iii)	Any matter that was subject of a disagreement, as that term is defined in Item 304(a)(1)(iv) of Regulation S-K.”

We agree with the statements in the Form 8-K dated 9 July 2010.

Yours truly,

/s/ James Stafford”
Chartered Accountants
Vancouver, British Columbia, 9 July 2010